                       Western-Southern life Assurance Company
                                   Cincinnati, Ohio



                              Issued by a Stock Company
                  Home Office: 400 Broadway, Cincinnati, Ohio 45202
                 FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY
                            Income Payable at Income Date
                          Death Benefit Prior to Income Date
                                  Non-Participating

                       WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

                    ENDORSEMENT FOR INDIVIDUAL RETIREMENT ANNUITY

This contract is issued as an Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code (Code). To qualify, your contract must meet the following requirements:

    1.   You may not change ownership of this contract at any time.

    2. Your entire interest in the contract is nonforfeitable. It is established for the exclusive benefit of you or your beneficiaries.

    3. Your contract is not transferable and may not be used as security for a loan.

    4. You must be the Annuitant and no joint owner or contingent owner is permitted.

    5. You must begin taking distributions no later than April 1 of the calendar year following the calendar year in which you attain age
         70 1/2 over (a) your life or the lives of you and your designated beneficiary or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary. You must receive additional minimum distributions by December 31 for each year after the calendar year you attain age 70 1/2. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

         All distributions made under the contract shall be in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

         In addition to meeting the distribution requirements referenced above, payments under a partial withdrawal option or an annuity option must also comply with the minimum distribution incidental benefit (MDIB) requirements applicable to IRAs. The amount to be distributed each year beginning with the first calendar year for which distributions are required and then for each succeeding calendar year shall not be less than the quotient obtained by dividing the owner's benefit by the lesser of (1) the applicable life expectancy, or (2) if your spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after your death shall be calculated using the applicable life expectancy as the relevant divisor without regard to Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. This MDIB rule may increase the amount of your payments. If you are required to take a distribution at year end because payments made to you during the calendar year are insufficient to meet MDIB requirements for this contract, we will waive any surrender charge that might otherwise be applicable.

         You may satisfy the minimum distribution requirements applicable to two or more IRAs by receiving a distribution from one IRA equal to the amounts required to satisfy the minimum distribution requirement for all your IRAs, as described in more detail in IRS Notice 88-38, 1988 1-C.B. 524.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by you by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which you attain age 70 1/2 and payments for subsequent years shall be calculated on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

6. In the event of your death, your entire interest in this contract must be distributed in conformity with the regulations described below and the contract's provisions relating to the death of the Annuitant/Owner are changed to the extent necessary to conform with those regulations.

    If you die before the entire interest is distributed, the following distribution provision shall apply:

    a. If you die after distribution of your interest has commenced, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used prior to your death.

    b. If you die before distribution of interest commences, your entire interest must be distributed by December 31 of the calendar year containing the fifth anniversary of your death, unless an election is made to receive distribution in accordance with (1), (2) or (3) below.

         (1) Your entire interest may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year of your death. A designated beneficiary may elect at any time to receive greater payments, or

         (2) If your designated beneficiary is your surviving spouse, your spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (i) December 31 of the calendar year immediately following the calendar year of your death, and (ii) December 31 of the calendar year in which you would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of your death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may accelerate these payments at any time, i.e.,increase the frequency or amount of such payments, or

         (3) If your designated beneficiary is your surviving spouse, your spouse may treat the annuity as his or her own individual retirement arrangement. This election will be deemed to have been made if your surviving spouse makes a regular IRA contribution to the annuity, makes a rollover to or from such annuity, or fails to elect any of the above three provisions.

              Life expectancy is computed by use of the expected return multiples and Tables V and VI of Section 1.72-9 of the income tax regulations. For purposes of distributions beginning after your death unless otherwise elected by your surviving spouse by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other beneficiary, life expectancy shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Distributions under paragraph 6 are considered to have begun if distributions are made on account of your attaining your required beginning date or, if prior to the required beginning date, distributions irrevocably commence over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

7. Except in the case of a rollover contribution (as permitted by Sections 402(c), 403(a)(4), 403(b)(8) OR 408(d)(3), or a contribution made in accordance with either the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) or the terms of a Savings Incentive Match Plan for Employees (SIMPLE) as described in Section 408(p) no contributions will be accepted unless they are in cash and the total contributions under Sections 219(b) and 408(o) shall not exceed $2,000 for any taxable year. The $2,000 annual contribution limit does not apply to the following:

    (1) funds you receive as a result of the payment to you from a qualified pension or profit sharing plan (corporate or Keogh) which has terminated, excluding any funds you receive that represent a return of your contributions to the plan;

    (2) funds you receive as a lump sum distribution from a qualified corporate or Keogh plan, excluding any funds you receive that represent a return of your contributions to the plan. A lump sum distribution is a distribution that occurs on account of your attainment of age 59 1/2, your separation from service (if you are a common law employee), your becoming disabled (if you are self-employed) or your death;

    (3) funds (other than the plan termination and lump sum distributions described above) that qualify as eligible rollover distributions under
         Section 402(c);

    (4) funds you receive from another individual retirement annuity or account, however, rollover contributions from one individual retirement annuity or account to another may occur only once per year;

    (5)  contributions to a SEP permitted under Section 408(k);

    (6)  contributions to a SIMPLE permitted under Section 408(p).

    Funds you receive in one of the ways described above, except for contribution type 5 or type 6, must be contributed toward your contract within 60 days of the date they are received by you, unless you elected to make a direct rollover of such funds before distribution. For direct rollovers, a reasonable period of time is allowed.

8. If your premium payments are being made pursuant to a program of automatic withdrawals, your contract may be terminated due to an interruption in premium payments if no premiums have been received for two full consecutive contract years and your annuity benefit at maturity would be less than $20 per month by paying you the Surrender Value computed as provided in your contract.

9. If this contract is issued in accordance with the terms of a SEP, the One Life Minimum Income Table in the contract is deleted and the following Table is substituted in lieu thereof:

                      ONE LIFE MINIMUM INCOME TABLE*
                 MONTHLY PAYMENTS FOR EACH $1,000 APPLIED

-------------------------------------------------------------------------------
Age of                                     Age of
Payee          Life           Life         Payee         Life           Life
 Last        10 Years       20 Years        Last       10 Years       20 Years
Birth-       Certain        Certain        Birth-       Certain       Certain
 day                                        day
-------------------------------------------------------------------------------
15 and
under         $2.80          $2.80           50          $3.87          $3.79
 16            2.82           2.81           51           3.94           3.85
 17            2.83           2.83           52           4.00           3.90
 18            2.84           2.84           53           4.08           3.96
 19            2.86           2.85           54           4.15           4.02

 20            2.87           2.87           55           4.23           4.08
 21            2.89           2.88           56           4.31           4.15
 22            2.90           2.90           57           4.40           4.21
 23            2.92           2.92           58           4.50           4.28
 24            2.94           2.93           59           4.59           4.35

 25            2.96           2.95           60           4.70           4.42
 26            2.98           2.97           61           4.81           4.50
 27            3.00           2.99           62           4.93           4.57
 28            3.02           3.01           63           5.05           4.64
 29            3.04           3.03           64           5.18           4.71

 30            3.07           3.06           65           5.32           4.79
 31            3.09           3.08           66           5.46           4.86
 32            3.12           3.11           67           5.81           4.92
 33            3.14           3.13           68           5.77           4.99
 34            3.17           3.16           69           5.93           5.05

 35            3.20           3.19           70           6.10           5.11
 36            3.23           3.22           71           6.28           5.17
 37            3.27           3.25           72           6.46           5.22
 38            3.30           3.28           73           6.65           5.27
 39            3.34           3.31           74           6.84           5.31

 40            3.38           3.35           75           7.03           5.35
 41            3.42           3.39           76           7.23           5.38
 42            3.46           3.42           77           7.43           5.41
 43            3.50           3.46           78           7.62           5.43
 44            3.55           3.50           79           7.81           5.45

 45            3.59           3.55           80           8.00           5.47
 46            3.64           3.59           81           8.18           5.48
 47            3.70           3.64           82           8.35           5.49
 48            3.75           3.69           83           8.51           5.50
 49            3.81           3.74           84           8.66           5.50
                                           85 and
                                            over          8.80           5.51
-------------------------------------------------------------------------------
*Values are based on the "1983 Table a" adjusted for age last birthday, with compound interest at 3% a year.


In the event of any conflict between the terms of this contract and any sections of the Internal Revenue Code applicable to contracts described in
Section 408(b) of the Internal Revenue Code, those sections will govern.



          /s/ Margaret A. Parks                 /s/ John F. Barrett

               Secretary                           President and
                                              Chief Executive Officer

                 WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

              TAX SHELTERED ANNUITY ENDORSEMENT TO INDIVIDUAL
            FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY

THIS ENDORSEMENT APPLIES ONLY IF THE APPLICATION STATES THAT THIS CONTRACT IS A 403(b) TAX SHELTERED ANNUITY.

1. This Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan (except for loans as hereunder) or as security for the performance of any obligation to any person other than to the Company.

2. You must be the Contract Owner and the Annuitant. You must be an employee ("Employee") of an employer described in Internal Revenue Code ("Code")
    Section 403(b)(1)(A) ("Employer"). If your employment with the Employer is terminated, you may continue to participate hereunder to the extent of the Contract Value. No further purchase payments (other than rollover contributions) will be accepted by us under the Contract on your behalf when you are no longer employed by the Employer. However, if you are employed by another Employer described in Code Section 403(b)(1)(A) ("Successor Employer"), you may continue to participate hereunder and future purchase payments may continue to be made. Any reference to Employer in this Endorsement shall include a Successor Employer. Any election or change must be made by written notice satisfactory to the Company and consistent with applicable state and federal law.

3. Except as otherwise provided in the Code, purchase payments must be made by the Employer. Purchase payments made for your taxable year, other than rollover contributions, as provided in Code Section 403(b)(8) and regulations thereunder may not exceed the least of:

    A.  the exclusion allowance for a taxable year determined pursuant to Code
        Section 403(b)(2);

    B. the maximum amount permitted to be contributed for a taxable year under Code Section 415; and

    C. the annual limit on elective deferrals specified in Code Section 402(g) for salary reduction contributions made under a Code approved salary reduction agreement. Unless otherwise permitted in the Code, the limitation specified in Code Section 403(b)(1)(E) shall not be exceeded.

4. Prior to the Income Date, you may receive a loan from the Contract Value subject to the terms of the Contract and the Code which impose restrictions on loans.

    Loans are available beginning 30 days from the date of issue. You will be required to complete a Company Loan Agreement and will be subject to the terms of this Endorsement and such Loan Agreement. If your contract is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), you must also provide your spouse's written consent to the loan, or verification that you are not married or your spouse cannot be located. Loans hereunder shall be administered in a manner which satisfies the conditions of this Section 4 and Code Section 72(p). You may borrow a minimum of $1,000. The maximum balance of loans from the Contract Value and from all other qualified employer plans which may be outstanding at any time is 50% of the Contract Value of all such plans, but not more than $50,000 in the aggregate. The $50,000 limit will be reduced by the highest balance of loans from the Contract Value and from all other qualified employer plans during the prior one-year period. Additional loans are subject to the $1,000 minimum amount. Upon ninety (90) days prior written notice, the Company may limit the number of outstanding loans or eliminate loans as an option under this Endorsement.

    Loans must be adequately secured. Loans may be secured by the Contract Value, but not in excess of 50% of the Contract Value. You may be required to provide a security interest in such other property as would be appropriate in a normal commercial setting between unrelated parties on arm's length terms.

    All loans are made from the Fixed Account. No loans may be made of amounts that are not 100% vested. A loan account will be established in the Fixed Account equal to the loan balance. Unless you instruct otherwise, the Company will first transfer to the Fixed Account from the Variable Account on a prorata basis Contract Value from all sub-accounts where Contract Value is allocated until the required balance is reached or all such Variable Account Contract Value is exhausted. The remaining required amounts, if any, will be allocated from the Fixed Account. No surrender charges will be deducted on the transfer of amounts from the Variable Account to the Fixed Account at the time of the loan.

    The current interest rate to be paid by the borrower for loans from Contract Value will be determined by the Company substantially in accordance with prevailing commercial rates, and may vary in accordance with such rates. Until a loan from Contract Value has been repaid in full, the portion of the loan account equal to the outstanding loan balance shall be credited with interest at an effective annual rate of 2.25% less than the current effective annual interest rate credited to the Fixed Account for the term of the loan. However, the effective annual interest rate credited to your loan account balance will never be greater than the current interest rate being paid by the borrower less 2.25%, or less than the Fixed Account guaranteed rate (3%). The Company reserves the right to change the interest rate to be credited to the loaned portion of Contract Value at the Company's sole discretion. In no event, however, will such interest be less than the contract guaranteed rate.

    Loans must be repaid in substantially level payments, not less frequently than quarterly, within five years. Loans used to purchase the principal residence of the borrower must be repaid under the same conditions, but within 15 years. However, in no event may a loan term extend beyond your required beginning date described in paragraph 5. During the loan term, the loan will continue to earn interest at the annual rate specified in the Loan Agreement. Loan repayments will consist of principal and interest in amounts which satisfy the terms set forth herein. Loan repayments will be allocated to the Fixed and Variable Accounts in the same proportion as current allocations, unless you specify otherwise. If a loan payment is not made when due, interest will continue to accrue on the late payment.
    A loan payment not made when due, plus interest, may be treated as a taxable distribution to the borrower, and may be subject to a penalty tax. The Company may use commercially reasonable procedures to ensure loan repayment in the event of loan defaults, including acceleration of the entire loan balance plus accrued interest and applicable surrender charges. The loan will be considered to be in default if a loan payment is not received within ninety (90) days after the due date.

    If Contract Value is reduced by the amount of the loan outstanding plus accrued interest and such reduction does not satisfy the distribution limitations of Section 403(b)(11) with respect to loan amounts attributable to salary reduction contributions, this contract may lose its tax qualified status. If you die while a loan is outstanding, your death benefit will be reduced by the amount of the loan outstanding plus accrued interest.

5. Your entire interest under the Contract accruing after December 31, 1986, will, notwithstanding anything else contained herein, be distributed as follows:

    In general, you must begin taking distributions no later than April 1 of the calendar year following the calendar year in which you attain age
    70 1/2, or April 1 of the calendar year following the calendar year in which you retire. Your entire interest will be distributed over (a) your life or the lives of you and your designated beneficiary or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary.

     Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q & A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

     All distributions made hereunder shall be in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Code Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

     In addition to meeting the distribution requirements of the regulations mentioned in the prior paragraph, payments under a partial withdrawal option or an annuity option must also comply with the minimum distribution incidental benefit (MDIB) requirements under Code Section 401(a)(9) of the Internal Revenue Code. The amount to be distributed each year beginning with the first calendar year for which distributions are required and then for each succeeding calendar year shall not be less than the quotient obtained by dividing your benefit by the lesser of (1) the applicable life expectancy, or (2) if your spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q & A-4 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after your death shall be calculated using the applicable life expectancy as the relevant divisor without regard to
     Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. This MDIB rule may increase the amount of your payments. If we are required to make a distribution to you at year end because payments made to you during the calendar year are insufficient to meet MDIB requirements for this Contract, we will waive any surrender charge that might otherwise be applicable.

     You may satisfy the minimum distribution requirements applicable to two or more 403(b) Tax Sheltered Annuities by receiving a distribution from one such annuity equal to the amount required to satisfy the minimum distribution requirement for all such 403(b) Tax Sheltered Annuities, as described in more detail in IRS Notice 88-38, 1988 1 C.B. 524.

     Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by you by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70 1/2 and payments for subsequent years shall be calculated on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

 6. If you die before your entire interest which accrued after December 31, 1986, has been distributed, the following distribution rules shall apply:

      A. If you die after the distribution of your interest has commenced, the remaining portion of your interest will continue to be distributed at least as rapidly as under the methods of distribution being used prior to your death.

      B. If you die before distribution of your interest commences, your entire post-1986 interest will be distributed in accordance with one of the following three provisions:

          (1) Your entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of your death, or

          (2) If your interest is payable to a designated beneficiary and you have not elected (1) above, then the entire interest will be distributed over the life or over a period certain not greater than the life expectancy of your designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year of your death. Your designated beneficiary may elect at any time to receive greater payments.

          (3) If your designated beneficiary is your surviving spouse, your spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (i) December 31 of the calendar year immediately following the calendar year of your death; and (ii) December 31 of the calendar year in which you would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of your death or the date distributions are required to begin pursuant to the preceding sentence. Your surviving spouse may accelerate these payments at any time, I.E., INCREASE the frequency or amount of such payments.

               Life expectancy is computed by use of the expected return multiples and Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after your death, unless otherwise elected by your surviving spouse by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other beneficiary, life expectancy shall be recalculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

               Distributions under this Section are considered to have begun if distributions are made on account of your attaining your required beginning date or, if prior to the required beginning date, distributions irrevocably commence over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

 7. You may withdraw part or all of the Contract Value at any time this Contract is in force prior to the earlier of the Income Date or your death

     A. The withdrawal of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Code
         Section 402(g)(3)(C)) may be executed only

         (1) when you attain age 59 1/2, separate from service, die, or become disabled (within the meaning of Code Section 72(m)(7));or

         (2) in the case of hardship (as defined for purposes of Code Section 401(k)), provided that any withdrawal of Contract Value in the case of hardship may not include any income attributable to salary reduction contributions.

     B.  The withdrawal limitations described in A. above apply to

         (1) salary reduction contributions to Code Section 403(b) contracts made for plan years beginning after December 31, 1988, and

         (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions.

     C. Any request for a withdrawal due to hardship must be submitted with evidence acceptable to the Company on forms provided by the Company and consistent with applicable law.

 8. A. Notwithstanding any provision of a plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect in writing and not less than 30 or more than 90 days prior to distribution, to have any portion of an eligible rollover distribution hereunder paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     B. Definitions:

        (1) Eligible rollover distributions: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancy) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

        (2) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), or an annuity plan described in Code Section 403(b), that accepts the distributee's eligible rollover distribution.

        (3) Distributee: a distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

        (4) Direct rollover: A direct rollover is a direct payment hereunder to the eligible retirement plan specified by the distributee.

 9.  If your Contract is subject to the Employee Retirement Income
     Security Act of 1974 ("ERISA"), your spouse will have certain rights, such as the right to a Qualified Joint and Survivor Annuity Benefit ("QJSA") or a Qualified Preretirement Survivor Annuity Benefit ("QPSA"). Your spouse's rights under ERISA may limit your choice of payment plan, beneficiary, cash surrenders and loans, as follows:

     If you are married on the Income Date, your payment plan must be an immediate annuity for your life with a survivor annuity for the life of your spouse which is not less than 50 percent and not more than 100 percent of the amount of the annuity which is payable during the joint lives of you and your spouse, and which is the amount of benefit which can be purchased with Contract Value in excess of the outstanding loan balance, if any.

     If you die before your Income Date and your spouse survives you, the payment of the Death Benefit to your named Beneficiary is subject to your spouse's right to receive an immediate annuity which is the actuarial equivalent of one-half the portion of your Contract Value in excess of the outstanding loan balance, if any.

     Your spouse must consent to your choice of a form of benefit other than the QJSA/QPSA, beneficiaries who are not your spouse, cash surrenders and loans.

     In order for your spouse to properly waive his or her QJSA/QPSA rights, the Company must receive, in form satisfactory to the Company, your spouse's written consent, or verification that you do not have a spouse, or verification that your spouse cannot be located. Waiver of a spouse's rights to QJSA/QPSA benefits and elections of an alternative form of benefit cannot be made more than 90 days before your Income Date. A waiver of a spouse's rights to QJSA/QPSA benefits may become ineffective if made before you attain age 35, or if earlier, the date you terminate your employment with your Employer. Waivers of a spouse's rights hereunder with respect to a cash surrender or loan must be made not more than 90 days before the date of distribution.

     You may revoke an election requiring a waiver of your spouse's QJSA/QPSA rights at any time during your lifetime and before the Income Date. Your spouse, however, may not revoke his or her consent once give.

10. The following table is substituted for the One Life Minimum Table in the Nonqualified Contract.


                                ONE LIFE MINIMUM INCOME TABLE*
                          MONTHLY PAYMENTS FOR EACH $1,000 APPLIED


     --------------------------------------------------------------------------
     Age Of                             Age Of
     Payee                              Payee
      Last        Life       Life        Last        Life           Life
     Birth-     10 Years   20 Years     Birth-     10 Years       20 Years
      day        Certain    Certain      day        Certain        Certain
     --------------------------------------------------------------------------
     15 and
      under      $2.80      $2.80        50         $3.87          $3.79
       16         2.82       2.81        51          3.94           3.85
       17         2.83       2.83        52          4.00           3.90
       18         2.84       2.84        53          4.08           3.96
       19         2.86       2.85        54          4.15           4.02

       20         2.87       2.87        55          4.23           4.08
       21         2.89       2.88        56          4.31           4.15
       22         2.90       2.90        57          4.40           4.21
       23         2.92       2.92        58          4.50           4.28
       24         2.94       2.93        59          4.59           4.35

       25         2.96       2.95        60          4.70           4.42
       26         2.98       2.97        61          4.81           4.50
       27         3.00       2.99        62          4.93           4.57
       28         3.02       3.01        63          5.05           4.64
       29         3.04       3.03        64          5.18           4.71

       30         3.07       3.06        65          5.32           4.79
       31         3.09       3.08        66          5.46           4.86
       32         3.12       3.11        67          5.61           4.92
       33         3.14       3.13        68          5.77           4.99
       34         3.17       3.16        69          5.93           5.05

       35         3.20       3.19        70          6.10           5.11
       36         3.23       3.22        71          6.28           5.17
       37         3.27       3.25        72          6.45           5.22
       38         3.30       3.28        73          6.65           5.27
       39         3.34       3.31        74          6.84           5.31

       40         3.38       3.35        75          7.03           5.35
       41         3.42       3.39        76          7.23           5.38
       42         3.46       3.42        77          7.43           5.41
       43         3.50       3.46        78          7.62           5.43
       44         3.55       3.50        79          7.81           5.45

       45         3.59       3.55        80          8.00           5.47
       46         3.64       3.59        81          8.18           5.48
       47         3.70       3.64        82          8.35           5.49
       48         3.75       3.69        83          8.51           5.50
       49         3.81       3.74        84          8.66           5.50
                                       85 and
                                        over         8.80           5.51
     --------------------------------------------------------------------------

     *Values are based on the "1983 Table a" adjusted for age last birthday, with compound interest at 3% a year.

In the event of any conflict between the terms of this Contract and any sections of the Code or ERISA applicable to Section 403(b) tax sheltered annuities, those sections will govern. The Company is not liable for any tax or tax penalties paid by any party resulting from failure to comply with the Code, ERISA and any rulings, regulations, and requirements thereunder relating to the administration of this Contract.


          /s/ Margaret A. Parks           /s/ John F. Barrett
                Secretary                     President and
                                          Chief Executive Officer

                         WESTERN-SOUTHERN LIFE ASSURANCE COMPANY


                                 ADDITIONAL WAIVER OF
                               SURRENDER CHARGES RIDER



ADDITIONAL TIMES          In addition to those situations set forth in the
WHEN SURRENDER          Contract, the surrender charge will not apply if the
CHARGES WILL BE         Owner or the Annuitant is confined to a Long Term Care
WAIVED                  Facility or Hospital and has been so confined for at
                        least 30 days.


DEFINITIONS               "Confined" means necessarily confined as an
                        inpatient. To be covered, confinement must commence while this Contract is in force and be required by sickness or injury. Such confinement must have been upon the recommendation of a physician.

                          "Injury" means accidental bodily injury which is
                        sustained while this Contract is in force.

                          "Sickness" means sickness or disease which first
                        manifests itself while this Contract is in force.

                          "Immediate Family" means an individual's spouse,
                        child, parent, brother or sister.

                          "Inpatient" means a person who is confined in a
                        Hospital or Long Term Care Facility as a resident patient and for whom a charge of at least one day's room and board is made by the Hospital or Long Term Care Facility.

                          "Physician" means a duly licensed physician.  It
                        does not include the owner or the annuitant or the Owner's or the Annuitant's Immediate Family.

                          "Long Term Care Facility" means a state licensed
                        Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility DOES NOT MEAN:
                        A Hospital; a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency or retirement care; or a place owned or operated by the Owner or the Annuitant or a member of the Owner's or the Annuitant's Immediate Family.

                          "Skilled Nursing Facility" means a facility which:
                        is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

                          "Intermediate Care Facility" means a facility which:
                        is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

                          "Hospital" means a facility which: is state licensed
                        and operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients: provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); is supervised by a staff of physicians; and has medical, diagnostic and major surgical facilities or has access to such facilities on a pre-arranged basis.

                          Neither "registered graduate professional nurse" nor
                        "licensed practical nurse" includes the Owner or the Annuitant or the Owner's or the Annuitant's Immediate Family.

NOTICE AND PROOF          Written notice and proof of confinement for 30 days
OF CLAIM in a Hospital or Long Term Care Facility must be received at our Home Office prior to our waiver of surrender charges because of confinement.

CONTRACT TERMS            This rider is attached to and made a part of the
APPLY Contract. The terms of the Contract apply to the rider except to the extent they are in conflict with its terms.

WHEN RIDER ENDS         This rider will end if the Contract terminates or is
                        surrendered for cash.


              /s/ James N. Clark                  /s/ John F. Barrett
                    Secretary                          President and
                                                  Chief Executive Officer

WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

SECTION 401 PLAN ENDORSEMENT
FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY

THIS ENDORSEMENT APPLIES ONLY IF THE APPLICATION STATES THAT THIS CONTRACT IS ISSUED AS AN INVESTMENT OF A PLAN DESCRIBED IN SECTION 401 OF THE INTERNAL REVENUE CODE.

1. The following table is substituted for the One Life Minimum Table in the Nonqualified Contract.

                            ONE LIFE MINIMUM INCOME TABLE*
                       MONTHLY PAYMENTS FOR EACH $1,000 APPLIED


-------------------------------------------------------------------------------------
     AGE OF                                   AGE OF
     PAYEE         LIFE           LIFE        PAYEE            LIFE            LIFE
     LAST        10 YEARS       20 YEARS      LAST           10 YEARS        20 YEARS
    BIRTHDAY     CERTAIN        CERTAIN      BIRTHDAY         CERTAIN        CERTAIN
-------------------------------------------------------------------------------------
    15 and
    under        $2.80          $2.80          50             $3.87          $3.79
      16          2.82           2.81          51              3.94           3.85
      17          2.83           2.83          52              4.00           3.90
      18          2.84           2.84          53              4.08           3.96
      19          2.86           2.85          54              4.15           4.02
      20          2.87           2.87          55              4.23           4.08
      21          2.89           2.88          56              4.31           4.15
      22          2.90           2.90          57              4.40           4.21
      23          2.92           2.92          58              4.50           4.28
      24          2.94           2.93          59              4.59           4.35
      25          2.96           2.95          60              4.70           4.42
      26          2.98           2.97          61              4.81           4.50
      27          3.00           2.99          62              4.93           4.57
      28          3.02           3.01          63              5.05           4.64
      29          3.04           3.03          64              5.18           4.71
      30          3.07           3.06          65              5.32           4.79
      31          3.09           3.08          66              5.46           4.86
      32          3.12           3.11          67              5.61           4.92
      33          3.14           3.13          68              5.77           4.99
      34          3.17           3.16          69              5.93           5.05
      35          3.20           3.19          70              6.10           5.11
      36          3.23           3.22          71              6.28           5.17
      37          3.27           3.25          72              6.46           5.22
      38          3.30           3.28          73              6.65           5.27
      39          3.34           3.31          74              6.84           5.31
      40          3.38           3.35          75              7.03           5.35
      41          3.42           3.39          76              7.23           5.38
      42          3.46           3.42          77              7.43           5.41
      43          3.50           3.46          78              7.62           5.43
      44          3.55           3.50          79              7.81           5.45
      45          3.59           3.55          80              8.00           5.47
      46          3.64           3.59          81              8.18           5.48
      47          3.70           3.64          82              8.35           5.49
      48          3.75           3.69          83              8.51           5.50
      49          3.81           3.74          84              8.66           5.50
                                             85 and
                                              over             8.80           5.51
-------------------------------------------------------------------------------------


                 "Values are based on the "1983 Table a" adjusted for
               age last birthday, with compound interest at 3% a year.

2. In the event of any conflict between the terms of this Contract and any sections of the Internal Revenue Code applicable to Section 401 plans, those sections will govern. The Company is not liable for any tax or tax penalties paid by any party resulting from failure to comply with the Code and Internal Revenue Service rulings, regulations, and requirements relating to the administration of this Contract.

         /s/ Margaret A. Parks         /s/ John L. Barrett
               Secretary                   President and
                                       Chief Executive Officer

                       WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

                            CHARITABLE REMAINDER UNITRUST
                             WAIVER OF SURRENDER CHARGES
                                     ENDORSEMENT

ADDITIONAL TIMES        In addition to those situations set forth in the
WHEN SURRENDER          contract, the surrender charge will not apply to
CHARGES WILL BE         withdrawals of any amounts in excess of the total net
WAIVED                  purchase payment(s) made to that time when the contract
                        is owned by a trustee of a Charitable Remainder
                        Unitrust. Withdrawals from such a contract are deemed to be taken first from any such excess amounts. Only after such excess has been exhausted are withdrawals deemed to be taken from net purchase payments.

DEFINITIONS             "Charitable Remainder Unitrust" means a trust as
                        defined in Section 664(d)(2) of the Internal Revenue
                        Code of 1986, as amended.


                  /s/Margaret A. Parks         /s/John L Barrett
                        Secretary                 President and
                                              Chief Executive Officer